UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24 2009

QLT INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 101, Vancouver, B.C. Canada,	V5T 4T5
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On February 24, 2009, QLT Inc. reported that the United States Court of Appeals for the First Circuit (the “Court of Appeals”) denied its Petition for Panel Rehearing and Rehearing En Banc (“QLT Petition”) of the January 12, 2009 Court of Appeals decision. The QLT Petition was filed on January 26, 2009. The January 12, 2009 Court of Appeals decision upheld the liability and damages aspect of the 2007 judgment of the United States District Court for the District of Massachusetts (the “District Court”) in the lawsuit brought against QLT by Massachusetts Eye and Ear Infirmary (“MEEI”) in connection with events related to U.S. patent No. 5,798,349 (the “’349 patent”) and certain of MEEI’s research results related to QLT’s Visudyne®. The District Court found QLT liable under Massachusetts state law for unfair trade practices and ordered QLT to pay to MEEI damages equal to 3.01% on past, present and future worldwide net sales of Visudyne plus interest and certain legal fees. The QLT Petition asked the Court of Appeals to reconsider its decision on two grounds which would impact the foreign sales portion of the damages. The panel of judges of the Court of Appeals that issued the January 12, 2009 decision ruled that the arguments raised by the QLT Petition would not change the outcome of that decision. The Court of Appeals further declined to hear the case en banc. QLT is considering options for further appellate review.

The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS & EXHIBITS

c) Exhibits

Exhibit No.	Description
99.1	Press Release of QLT Inc., dated February 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLT INC.

Date: February 24, 2009	By:	/s/ Cameron Nelson
Name: Cameron Nelson Title: Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of QLT Inc., dated February 24, 2009